 QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

OSMONICS, INC. AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS
(In thousands)
Years Ended December 31, 1999, 1998 and 1997

Column A	Column B	Column C			Column D		Column E
		Additions
Description	Balance at Beginning of Period	Charged to Cost and Expensed	Charged to Other Accounts		Deductions		Balance at End of Period
Year Ended December 31, 1999:
Current Operations:
Allowance for Doubtful Accounts	$1,057	$762			$504	(A)	$1,315

Warranty and Start-up Reserve	$2,098	$2,052			$2,214	(B)	$1,936

Year Ended December 31, 1998:
Current Operations:
Allowance for Doubtful Accounts	$888	$502	$153	(C)	$486	(A)	$1,057

Warranty and Start-up Reserve	$1,900	$2,046			$1,848	(B)	$2,098

Year Ended December 31, 1997:
Current Operations:
Allowance for Doubtful Accounts	$907	$139			$158	(A)	$888

Warranty and Start-up Reserve	$1,802	$2,343			$2,245	(B)	$1,900

Discontinued Operations:
Warranty Reserve	$1,957				$1,957	(D)	$0

(A)
Uncollectible accounts charged against allowance.

(B)
Actual warranty claims and start-up costs charged against reserve.

(C)
Addition due to acquisition.

(D)
Company determined that the reserve was no longer required.

QuickLinks

OSMONICS, INC. AND SUBSIDIARIES VALUATION AND QUALIFYING ACCOUNTS (In thousands) Years Ended December 31, 1999, 1998 and 1997